Exhibit 99.2

                  EXCERPTS FROM PRELIMINARY OFFERING MEMORANDUM
                              AND OTHER INFORMATION

     NOTE: In this Exhibit 99.2, unless the context requires otherwise, the terms "we", "us" and "our" (or similar terms) and "Magnum Hunter" mean Old Magnum Hunter and Prize on a combined basis after giving effect to the Prize merger. For purposes of this Exhibit 99.2, unless the context requires otherwise, "Old Magnum Hunter" means Magnum Hunter Resources, Inc. and its consolidated subsidiaries, and "Prize" means Prize Energy Corp. and its consolidated subsidiaries, in each case without giving effect to Old Magnum Hunter's merger with Prize.

     1. Our proved reserves as of December 31, 2001 were 921 Bcfe and had a net present value before income taxes discounted at 10% of $867.3 million, calculated on the basis of assumed pricing of $19.50 per Bbl and $2.50 per Mcf in 2002, $20.50 per Bbl and $2.80 per Mcf in 2003 and escalated 3% per annum thereafter until capped at $40.00 per Bbl and $4.00 per Mcf (with operating expenses likewise capped when the maximum prices are reached). These pricing assumptions are comparable to current commercial bank assumptions and are not necessarily indicative of our pricing expectations. Use of these prices does not conform to PV-10 or other SEC disclosure requirements, and amounts eventually reported in our SEC reports may be higher or lower than the amounts resulting from these assumed prices. These December 31, 2001 reserves (based on the assumed pricing described above) are located in the following geographic regions: 424 Bcfe in the Permian Basin, 267 Bcfe in the Mid-Continent Region and 221 Bcfe in the onshore Gulf Coast/offshore Gulf of Mexico.

     2. Old Magnum Hunter has used, and we will use, the full cost method of accounting for our investment in oil and gas properties. Under the full cost method of accounting, all costs of acquisition, exploration and development of oil and gas proved reserves are capitalized into a "full cost pool" as incurred, and properties in the pool are depleted and charged to operations using the unit-of-production method based on the ratio of current production to total proved oil and gas reserves. To the extent that such capitalized costs (net of accumulated depreciation, depletion and amortization) less deferred taxes exceed the PV-10 of estimated future net cash flow from proved reserves of oil and gas, and the lower of cost or fair value of unproved properties after income tax effects, such excess costs are charged to operations. Once incurred, a write-down of oil and gas properties is not reversible at a later date even if oil or gas prices subsequently increase. Old Magnum Hunter's capitalized costs exceeded the PV-10 limitation utilizing prices in effect at September 30, 2001 by $81.5 million. However, no write-down for impairment of oil and properties was required as a result of the increase in oil and natural gas prices subsequent to September 30, 2001 and prior to the company's release of third quarter financial results. As occurred in 1998, the latter part of the year 2001 marked a period of severe declines in oil and gas prices. At December 31, 2000, NYMEX prices were $26.80 per Bbl for oil and $9.78 per Mcf for gas. At December 31, 2001, NYMEX prices were $19.78 per Bbl for oil (a decline of 26% from year-end 2000) and $2.72 per Mcf for gas (a decline of 72% from year-end 2000). While Old Magnum Hunter may be required to record an impairment for 2001 when it ultimately reports 2001 financial results, we cannot yet determine whether such a charge will be required. The non-cash impairment of Old Magnum Hunter's full cost pool is not anticipated to exceed approximately $75 million based on our internal estimates and on oil and natural gas prices subsequent to December 31, 2001. If this maximum impairment is ultimately recorded, Old Magnum Hunter would record a net loss on its financial statements for 2001. Should commodity prices rise before it reports fiscal 2001 financial results, Old Magnum Hunter may record a smaller impairment or none at all, depending on the extent of such an increase, if any. Factors that could cause our internal estimate of the maximum charge for 2001 to differ from the actual amount include commodity prices, volumes and capital costs.

     3. We anticipate that the combined company's capital expenditure budget for 2002 will be approximately $115.0 million, of which approximately $61.0 million is allocated for lower-risk onshore exploitation and development projects, approximately $12.0 milllion is allocated for offshore infrastructure and development projects and approximately $42.0 million is allocated for offshore exploration projects.

     4. The following table sets forth as of September 30, 2001 the capitalization on a consolidated basis (i) of Old Magnum Hunter and Prize on an actual basis and (ii) of Magnum Hunter giving pro forma effect to the Prize merger, as adjusted to give effect to this offering, borrowings under our new credit facility and the application of the estimated net proceeds as described under "Use of Proceeds." The table should be read in conjunction with the financial statements and related notes included in this offering memorandum or incorporated by reference.


                                                                      As of September 30, 2001
                                                           Old Magnum                           Pro Forma
                                                             Hunter             Prize          As Adjusted
                                                        ----------------  ----------------  --------------
                                                                           (in thousands)

Cash and cash equivalents.............................. $         3,808   $         5,150   $         8,230
                                                        ===============   ===============   ===============
Long-term debt (including current maturities):
   New revolving credit facility (1)...................             -                 -             198,095
   Existing credit facility of Old Magnum Hunter (1)...         136,576              n/a                -
   Existing credit facility of Prize (1)...............            n/a            250,819               -
   Notes offered hereby................................             -                 -             250,000
   10% Senior Notes due 2007...........................         129,500              n/a            129,500
                                                        ---------------   ----------------  ---------------
      Total long-term debt.............................         266,076           250,819           577,595
                                                        ---------------   ---------------   ---------------
Production payment liability...........................             215               -                 215
Total stockholders' equity ............................         117,670           162,970           393,802
                                                        ----------------  ----------------  ---------------
      Total capitalization............................. $       383,961   $       413,789   $       971,612
                                                        ===============   ================  ================

-------------------
     (1) The reflected amount borrowed under the new credit facility assumes that the cash portion of the Prize merger consideration will be $50.1 million and that the amount of outstanding indebtedness at closing under the Old Magnum Hunter and Prize senior credit facilities (which will be repaid) will be $136.6 million and $250.8 million, respectively, which are the actual September 30, 2001 amounts. The actual cash portion of the merger consideration will be different if the value per share of Old Magnum Hunter common stock for purposes of the merger consideration is less than or greater than $8.00. If the actual value is $7.50 or less, the cash portion would increase to $65.8 million. As of January 31, 2002, the amount of outstanding indebtedness under the Old Magnum Hunter and Prize credit facilities was $152.5 million and $236.8 million, respectively.

     5. Estimated Fourth Quarter Results for Old Magnum Hunter. The consolidated financial statements for Old Magnum Hunter for the fourth quarter of 2001 have not been finalized, but set forth in this paragraph is certain preliminary, unaudited information that is based on company estimates. Old Magnum Hunter expects to report average daily production for the fourth quarter of 2001 of approximately 99,000 Mcfe/d compared to 72,560 Mcfe/d for the fourth quarter of 2000, an increase of 35%. Operating revenues for the fourth quarter of 2001 are expected to be approximately $29 million, which is a decrease from $43.1 million reported in the fourth quarter of 2000. EBITDA is expected to be approximately $14 million for the fourth quarter of 2001, which is a decrease from $26.7 million reported for the fourth quarter of 2000. The decreases in operating revenues and EBITDA for the fourth quarter of 2001, as compared to the fourth quarter of 2000, are consistent with the substantial decline in commodity prices experienced over the same period.

     6.  Old  Magnum  Hunter  is  currently   negotiating  a  proposed  sale  of
approximately $50 million of properties to GE Capital.

     7. We expect that production and general and administrative costs per Mcfe in 2002, pro forma for the combined company, will be approximately $.0.73 and $0.24, respectively.

                                        2